Exhibit 99.3

FORM OF

LETTER TO BROKERS, DEALERS, BANKS

AND OTHER NOMINEE HOLDERS

STONEMOR PARTNERS L.P.

Subscription Rights to Purchase Common Units

Offered Pursuant to Subscription Rights Distributed to Common Unitholders of

StoneMor Partners L.P.

                    , 2019

To Brokers, Dealers, Banks, and Other Nominees:

This letter is being distributed to brokers, dealers, banks, and other nominees in connection with the rights offering (the “Rights Offering”) by StoneMor Partners L.P. (“StoneMor”) of its common units representing limited partner interests (the “Common Units”), pursuant to non-transferable subscription rights (the “Subscription Right”) distributed to all holders of record (the “Recordholders”) of Common Units, at 5:00 p.m., New York Time, on [●], 2019 (the “Record Date”). The Subscription Rights and Common Units are described in the prospectus dated [●], 2019 (the “Prospectus”).

In the Rights Offering, StoneMor is offering up to an aggregate of 33,487,904 Common Units, as described in the Prospectus, at the subscription price of $1.20 per unit (the “Subscription Price”).

The Subscription Rights will expire, if not exercised prior to 5:00 p.m., New York Time, on [●], 2019, unless extended (the “Expiration Time”). The Subscription Rights will cease to have any value at the Expiration Time.

As described in the accompanying Prospectus, each beneficial owner Common Units is entitled to one Subscription Right for each Common Unit owned at 5:00 p.m., New York Time, on the Record Date, evidenced by a non-transferable subscription rights certificate (the “Rights Certificate”) registered in the Recordholder’s name or its nominee. Each Subscription Right entitles the holder to purchase 1.24 Common Units for each Common Unit held at 5:00 p.m., New York Time, on the Record Date, at the Subscription Price.

Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, within 10 business days following the closing of the Rights Offering.

StoneMor is asking persons who hold Common Units beneficially and who have received the Subscription Rights distributable with respect to those units through a broker, dealer, bank, or other nominee, as well as persons who hold certificates of Common Units directly and prefer to have such institutions effect transactions relating to the Subscription Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, StoneMor is asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.

If you exercise Subscription Rights on behalf of beneficial owners, you will be required to certify to StoneMor and American Stock Transfer & Trust Company, LLC (the “Subscription Agent”), in connection with such exercise, as to the aggregate number of Subscription Rights that have been exercised, and whether the subscription rights of each beneficial owner of Subscription Rights on whose behalf you are acting has been exercised in full.

We are asking you to contact your clients for whom you hold Common Units registered in your name or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

Enclosed are copies of the following documents:

(1)	Letter to Unitholders who are Recordholders of StoneMor Partners L.P.;

(2)	Prospectus;

(3)	Rights Certificate; and

(4)	Instructions for Use of the StoneMor Partners L.P. Rights Certificates.

All commissions, fees and other expenses (other than fees and expenses of the Subscription Agent) incurred in connection with the exercise of the Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees or expenses will be paid by StoneMor or the Subscription Agent.

Your prompt action is requested. To exercise the Subscription Rights, you should deliver the properly completed and signed Rights Certificate, with payment of the Subscription Price in full for each Common Unit subscribed for pursuant to the Subscription Right, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time. A Recordholder cannot revoke the exercise of its Subscription Rights. Subscription Rights not exercised prior to the Expiration Time will expire.

Additional copies of the enclosed materials may be obtained from the Subscription Agent, American Stock Transfer Trust Company, LLC. The Subscription Agent’s telephone number is 718-921-8317. Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent—D.F. King & Co., Inc. The Information Agent’s telephone number is 1-800-967-4607 and its email address is StoneMor@dfking.com.

Very truly yours,

StoneMor Partners L.P.

Joseph M. Redling

Chief Executive Officer

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